Exhibit 10.1

MASTER ASSET PURCHASE AGREEMENT

This MASTER ASSET PURCHASE AGREEMENT (“Agreement”) made this 7th day of September, 2004 between PhotoMedex, Inc., a Delaware corporation (“PHMD”), on the one hand, and Stern Laser Srl, an Italian corporation (“STERN”), on the other hand.

WITNESSETH:

WHEREAS, STERN has developed certain technology, the Licensed Product (as hereinafter defined) for which they are in the process of converting into a device which may be used to treat, among other things, various dermatological diseases and conditions;

WHEREAS, STERN has not yet delivered a working, testable prototype of the Licensed Product;

WHEREAS, STERN desires to grant a license to PHMD, and PHMD desires to obtain such a license, with respect to certain technology developed by STERN and pertaining to the Licensed Product (the “Product”), as more fully described hereinbelow;

WHEREAS, STERN desires to sell, assign and transfer to PHMD certain assets of STERN pertaining to such technology and the Licensed Product, and PHMD desires to purchase and acquire from STERN, such assets as hereinafter described, in each case upon the terms and conditions hereinafter set forth;

WHEREAS, PHMD has agreed to pay certain sums to STERN for the STERN Assets as set forth in this Agreement, some of such amounts are to be used by STERN to complete the prototypes of the Licensed Product for delivery to PHMD; and

WHEREAS, STERN undertakes to complete the development of the Licensed Product in such form and in such manner as to be able to deliver to PHMD the Licensed Product for commercial use as quickly as possible.

NOW, THEREFORE, in consideration of the premises and covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

1. Certain Definitions. The definitions set forth in the Recitals are hereby incorporated into this Agreement and, in addition, the following terms have the following meanings (covenants contained in this Section shall be considered agreed to by the parties to the same extent as if incorporated into the covenants of this Agreement):

“Acquired Assets” shall have the meaning set forth in Section 2.1.

“Amendment to Supply Agreement” means the date on which PHMD enters into an amendment of a supply agreement enjoyed by STERN, as more specifically described in confidential Schedule 1.1(b).

“Assumed Contracts” shall have the meaning set forth in Section 2.1(b).

“Assumed Obligations” shall have the meaning set forth in Section 3.2.1.

“cCSAus Approval” means the date on which Canadian Standard Association issues its approval of the Licensed Product with US deviations.

“CE Mark Approval” means a mark issued by a Notified Body and indicating that the Licensed Product satisfies all directives of the European Union applicable to medical applications in PHMD’s Field of Use.

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” has the meaning set forth in Section 4.1.

“Closing Payment” has the meaning set forth in Section 3.1.1(a).

“Commission” has the meaning set forth in Section 5.21(i).

“Contemplated Transaction” means each transaction contemplated by this Agreement or any Related Document.

“Completion” means the date on which all of the following are completed: (1) all technology relating to the Licensed Product (including vendor agreements, manufacturing processing instructions and related files, and quality system documentation) is complete and transferred in readable electronic format to PHMD; and (2) STERN has delivered to PHMD 2 pre-production Prototypes of the Licensed Product together with related documentation.

“Contracts” means any agreement, contract, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

“Effective Time” means 12:01 a.m. (Eastern Time) on the day after the Closing Date.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental Law” means any Legal Requirement that requires or relates to:

(a) advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b) preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment;

(c) reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated;

(d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e) protecting resources, species or ecological amenities;

(f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

(g) cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention; or

(h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“Escrow Agreement” shall have the meaning set forth in Section 3.1.2.

“Equipment” shall have the meaning set forth in Section 2.1(a).

“Excluded Assets” shall have the meaning set forth in Section 2.2.

“FDA” means the United States Food and Drug Administration.

“FDA Clearance” means the later of (A) the date on which STERN obtains CE Mark Approval, (B) the date on which cCSAus Approval occurs; or (C) date on which PHMD has obtained 510(k) clearance from the FDA for the Licensed Product. PHMD shall advise STERN in writing of 510(k) clearance promptly following the date on which PHMD receives written notice from the FDA of such 510(k) clearance.

“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Governing Documents” means with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Governmental Body” means any:

(a) nation, state, county, city, town, borough, village, district or other jurisdiction;

(b) federal, state, local, municipal, foreign or other government;

(c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

(d) multinational organization or body;

(e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

(f) official of any of the foregoing.

“International Product Launch” means the sale by PHMD of not less than the number units, set forth in confidential Schedule 1.1(b), of Licensed Products bearing the CE Mark to purchasers located outside of the United States and for use outside of the United States.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

“Licensed Product” means the product using technology, know-how, trade secrets and other intellectual property developed or obtained by STERN, as more specifically described on confidential Schedule 1.1(a) hereto, including all modifications, changes, adaptations, and improvements thereto.

“Lien” means any lien, pledge, mortgage, security interest, claim, lease, charge, option, right of first refusal, special assessment, unsatisfied pre-emptive right, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Liability” means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Milestones” means each of the events identified in Section 3.1.1.

“Permits” means any license, authorization, permit, certificate, order or approval of, and any required registration.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

“PHMD’s Field of Use” means all applications and uses of the Licensed Products and Product, as now or hereinafter comprised, including without limitation, medical and veterinary applications, other than STERN’s Field of Use.

“Power Supply Agreements” means the date on which PHMD enters into agreements with STERN’s vendors of components of a power supply, as more specifically described in confidential Schedule 1.1(b).

“Purchase Price” shall have the meaning set forth in Section 3.

“Prototype” means a pre-production prototype of the Licensed Product which incorporates the design changes described in Section 9.3 and any other design changes required by STERN’s Notified Body.

“Registration Period” shall have the meaning set forth in Section 3.1.2(c).

“Related Document(s)” means each agreement, instrument, schedule and other document (other than this Agreement) which is executed and delivered at Closing or which is otherwise executed and delivered in connection with this Agreement.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

“SEC Documents” has the meaning set forth in Section 6.3.

“Securities Act” has the meaning set forth in Section 5.21(i).

“Shares” has the meaning set forth in Section 3.1.2.

“STERN’s Field of Use” means applications and uses of the Licensed Products and Product Technology in food processing, fluid processing and water sterilization.

“STERN’s Notified Body” shall be the entity disclosed in confidential Schedule 1.1(b).

“Threat of Release” means a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“United States” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia.

“U.S. Product Launch” means the sale by PHMD of not less than the number of units, set forth on confidential Schedule 1.1(b), of Licensed Products, cleared by the FDA, to purchasers located within the United States for use in the United States.

2. Purchase and Sale.

2.1 Transfer of Purchased Assets. On the terms, and subject to the conditions set forth in this Agreement, on the Closing Date, STERN shall sell, convey, assign and transfer to PHMD and PHMD shall acquire from STERN, effective as of the Effective Time, for the Purchase Price, free and clear of all Liens, the following specified tangible and intangible assets (collectively, the “Acquired Assets”):

(a) all owned or leased fixtures, equipment, machinery, parts, tools, dies, jigs, patterns, testing fixtures, molds, and all other tangible personal property (other than the Inventory) used or necessary for use, or utilized, in connection with the manufacture of the Licensed Product, including, those items of tangible personal property listed on confidential Schedule 2.1(a) (collectively, the “Equipment”);

(b) all Contracts of STERN relating to the sourcing of component parts for the Licensed Product or to technical or supply arrangements relating to the Licensed Product with STERN’s customers, including those Contracts listed on confidential Schedule 2.1(b) (the “Assumed Contracts”);

(c) all other tangible and intangible assets of STERN necessary or appropriate for the manufacture and sale of Licensed Product, including two (2) pre-manufacturing Prototypes of the Licensed Product.

Notwithstanding the foregoing, the transfer of the Acquired Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Acquired Assets unless PHMD expressly assumes that Liability pursuant to Section 3.2.

2.2 Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of STERN (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Acquired Assets and shall remain the property of STERN after the Closing: an inventory of component parts of the Licensed Product sufficient to manufacture not more than ten (10) units of Licensed Product. Any assets of STERN not specifically defined as “Acquired Assets” in Section 2.1 shall not be acquired by PHMD. If STERN opts to build such components into product similar to Licensed Product for sale or use only in STERN’s Field of Use, STERN shall build the units of product itself or through subcontractors who have agreed to keep the technology related to the Licensed Product confidential and shall not affix a trademark of PHMD on such units. On the other hand, if and only if STERN desires to sell or use any such units in PHMD’s Field of Use, STERN must contract for PHMD to build such units for the fee set forth in confidential Schedule 2.2.

3. Purchase Price. As consideration for the purchase and sale of the Acquired Assets and entering into the License, PHMD shall make the following payments and shall assume the following obligations and liabilities of STERN (such payments and the assumption of such obligations and liabilities are referred to collectively as the “Purchase Price”):

3.1 Consideration.

3.1.1 Subject to other provisions of this Agreement bearing upon payment of consideration, PHMD shall pay to STERN the aggregate sum of $1,400,000, at the times, and subject to the satisfaction of each applicable Milestone, as set forth below:

(a) The sum of $200,000.00 at Closing (the “Closing Payment”).

(b) The sum of $200,000.00 within 10 days following PHMD’s receipt of written notice from STERN of Completion.

(c) The sum of $150,000.00 within 10 days following the execution and delivery to PHMD of the Amendment to Supply Agreement.

(d) The sum of $50,000.00 within 10 days following the execution and delivery to PHMD of the Power Supply Agreements.

(e) The sum of $100,000.00 within 10 days following PHMD’s receipt of written notice from STERN that STERN has obtained CE Mark Approval (and otherwise fulfilling the covenants of Section 9.4), but no earlier than 10 days following Completion.

(f) The sum of $100,000.00 within 10 days following PHMD’s receipt of written notice from STERN that STERN has obtained cCSAus Approval (and otherwise fulfilling the covenants of Section 9.4), but no earlier than 10 days following Completion.

(g) The sum of $100,000.00 within 10 days following STERN’s receipt of written notice from PHMD that FDA Clearance has been obtained and at the latest on January 15, 2005.

(h) The sum of $200,000.00 within 10 days following STERN’s receipt of written notice from PHMD of the occurrence of International Product Launch and at the latest on the date set forth on confidential Schedule 3.1.1. PHMD shall promptly inform STERN of the attainment of this Milestone.

(i) The sum of $200,000.00 within 10 days following STERN’s receipt of written notice from PHMD of the occurrence of U.S. Product Launch and at the latest on the date set forth on confidential Schedule 3.1.1. PHMD shall promptly inform STERN of the attainment of this Milestone.

(j) The sum of $100,000 to be paid within 10 days following PHMD’s receipt of written notice from STERN of the issuance of patent claims in both the US and Europe covering the Licensed Product and Product, where consistent with Section 9.6 hereof such claims must have issued on or before the date set forth on confidential Schedule 3.1.1.

3.1.2 Form of Payment; Escrow.

(a) Payment of the consideration described in Section 3.1.1 may be either in U.S. funds or in PHMD common stock (“Shares”), at PHMD’s sole and absolute discretion. If PHMD elects to pay with its common stock, it shall notify STERN and the Escrow Agent on or before PHMD’s notification of concurrence in the attainment of a Milestone, except as provided in the next sentence. In the case of the deemed concurrence of the attainment of a Milestone, PHMD shall notify STERN of PHMD’s election prior to the applicable payment of the consideration attributable to the attainment of that Milestone. Upon payment of the Closing Payment and payment of that portion of the Purchase Price attributable to the Milestones under Sections 3.1.1(b), 3.1.1(c), 3.1.1(d), 3.1.1(e), and 3.1.1(f) (whether in cash or Shares) in accordance with Section 3.1.2(e) and Section 3.1.2(f), respectively, PHMD and STERN will immediately send a joint notice to the Escrow Agent. Unless the parties mutually agree otherwise, each share of common stock shall be valued at the mean of the Nasdaq closing prices for PHMD common stock on the 10 trading days prior to the Closing Date or prior to PHMD’s concurrence or deemed concurrence of the attainment of the applicable Milestone. Such election to pay with common stock shall not adversely affect and compromise STERN’S right of payment of the entire consideration described in Section 3.1.1. Common stock held for payment shall be held by a third-party escrow agent (the “Escrow Agent”) and administered according to the terms set forth in the Escrow Agreement (the “Escrow Agreement”) attached as Exhibit A. If PHMD desires to issue Shares as permitted herein, STERN shall, in each instance, reaffirm in writing to PHMD each of its representations and warranties contained in Section 5.21. PHMD shall be responsible for the reasonable, pre-agreed costs of the Escrow Agent.

(b) At any time that the Shares remain held by the Escrow Agent or have not been released for cancellation on the books and records of PHMD, such Shares (the “Escrowed Shares”) shall be deemed not to be issued and outstanding shares of the Common Stock on the books and records of PHMD (the “Outstanding Shares”), and with respect to any of the Escrowed Shares, no person shall have any rights as a stockholder, including without limitation, the right to vote or direct the vote of such Escrowed Shares, or to any stock or other dividends, distributions or rights shall be granted, issued, declared or paid on any Outstanding Shares, or any securities or fractions thereof shall be issued pursuant to any stock split involving any of the shares of the Outstanding Shares, or any distribution of other securities shall be made with respect to the Outstanding Shares pursuant to the recapitalization or reclassification of the Outstanding Shares or the reorganization of any issuer of such other securities, at any time that such Escrowed Shares remain held by the Escrow Agent. At Closing, PHMD may deliver to the Escrow Agent Shares, containing legends required under this Agreement, Related Agreements and applicable Legal Requirements, which it may elect to use for payments due upon attainment of Milestones, if at all, and PHMD may add additional Shares to such Escrowed Shares at any time with further Shares delivered to the Escrow Agent. Shares added to the Escrowed Shares shall be deemed to be Escrowed Shares.

(c) If PHMD elects to pay with its common stock at Closing, PHMD shall deliver such Shares, containing legends required under this Agreement, Related Agreements and applicable Legal Requirements, directly to STERN. PHMD shall undertake to commence registration of Shares delivered at Closing promptly after Closing. PHMD shall likewise commence registration of any other Shares, containing legends required under this Agreement, Related Agreements and applicable Legal Requirements, that it may have tendered to the Escrow Agent at Closing, as described in Section 3.1.2(b). PHMD shall have 30 days in which to register such Shares, except that PHMD shall have 90 days in the event that the Commission undertakes to review the registration statement filed by PHMD (such 30 or 90 day period, as applicable, referred to as the “Registration Period”). If such Shares are registered with the Commission, then PHMD shall promptly notify STERN and the Escrow Agent. In the event that such Shares due or otherwise tendered at Closing shall not have been registered within the Registration Period, then STERN shall give PHMD formal notice of the such failure and demand cure of the same, whereupon PHMD shall make such payment in cash within 10 days after the end of the Registration Period and STERN and the Escrow Agent shall return the tendered Shares to PHMD for cancellation. As to any Milestone other than those listed in Section 3.1.2(f), PHMD shall have the longer of the Registration Period or 30 days after the submission of the applicable Milestone to register the applicable Shares, or, if applicable, to effect a post-effective amendment or supplemental amendment or prospectus to an applicable registration, and in the event that PHMD does not deliver registered Shares within such time-frames, then STERN shall give PHMD formal notice of such failure and demand cure of the same, whereupon PHMD shall make such payment in cash within 10 days after the end of such time-frames. In the event that STERN’s right to sell Shares is contingent upon delivery of an appropriate prospectus to its buyer, PHMD shall issue a blanket opinion to its transfer agent that it may issue, free of legend, Shares which STERN shall have sold to its buyer, provided STERN or STERN’s broker represents that the appropriate prospectus has been so delivered and provided that the registration statement and its ancillary filings remain current and effective.

(d) Upon attainment of a Milestone set forth in Section 3.1(b) through 3.1(j), STERN shall notify PHMD and the Escrow Agent of the same. PHMD shall have 10 days in which to notify the Escrow Agent whether it concurs that the Milestone has been attained, except in the case of the Milestone set forth in Section 3.1.1(b), as to which PHMD shall have 15 days. If PHMD does not concur, it shall notify STERN and the Escrow Agent of the same and shall provide reasonably detailed information stating the grounds for which it does not concur. If PHMD gives no answer to the Escrow Agent or to STERN, it shall be deemed that PHMD has concurred. Where such concurrence shall be deemed to have occurred, then the applicable Milestone shall be deemed to have been attained. STERN shall be deemed to have acquired the right to a Milestone payment upon the earlier of PHMD’s actual or deemed concurrence or a binding determination that PHMD’s non-concurrence shall be reversed in favor of a determination that STERN is entitled to the Milestone payment.

(e) If PHMD elects to make any such payment with its Shares and such Shares shall not have been timely registered in accordance with Section 3.1.2(c), then unless PHMD shall have timely made such payment in cash, PHMD shall be deemed not to have made such payment and such failure shall constitute a default of this Agreement. In such a case, acting in accordance with Sections 12.5, STERN shall have the right to terminate this Agreement and Related Agreements that have been delivered to PHMD and to nullify such Related Agreements which have not been delivered to PHMD but which are being held by the Escrow Agent. Furthermore, where the defaulted payment is the Closing Payment or Milestone Payments, demanded at Closing as described in Section 3.1.2(f) and accepted or deemed accepted by PHMD within the time-frame set for each discrete Milestone, then in such a case, STERN may seek to rescind, as of the Closing Date, this Agreement and Related Agreements that have been delivered to PHMD and to nullify Related Agreements which have not been delivered to PHMD but which are being held by the Escrow Agent.

(f) STERN hereby notifies PHMD that STERN believes that the Milestones under Sections 3.1.1(b), 3.1.1(c), 3.1.1(d), 3.1.1(e) and 3.1.1(f) have been attained, and STERN shall on the Closing Date convey to PHMD the requisite proof that such Milestones have been attained. PHMD shall within the prescribed time-frame for each Milestone either concur in or object to a Milestone. As to those Milestones in which PHMD has concurred or which PHMD is deemed to have concurred as to attainment, PHMD shall pay for Milestones in the same manner and time-frame within which PHMD shall make the Closing Payment. If PHMD fails to pay for any such Milestone presented at Closing and accepted by PHMD for payment, then as with a default in the Closing Payment and in accordance with Sections 3.1.2(c), 3.1.2(e) and 12.5, STERN may seek to rescind as of the Closing Date this Agreement and Related Agreements that have been delivered to PHMD and to nullify Related Agreements which have not been delivered to PHMD but which are being held by the Escrow Agent.

(g) PHMD may elect to pay a Milestone before the Milestone shall have been attained, in which case such Milestone shall be deemed paid upon attainment of that Milestone.

3.2 Assumption of Certain Obligations.

3.2.1 At the Closing, STERN shall assign to PHMD and PHMD shall assume and agree to timely perform, pay and discharge, on and after the Effective Time, the following, and only the following, obligations of STERN (all such assumed obligations being collectively referred to as the “Assumed Obligations”): all obligations devolving on PHMD which accrue and arise pursuant to the Assumed Contracts on or after the Effective Time.

3.2.2 Except for those liabilities and obligations of STERN expressly enumerated in Section 3.2.1 which PHMD agrees to assume pursuant to the provisions of this Agreement, PHMD shall not assume or otherwise be responsible or liable for any other liabilities or obligations of STERN. STERN shall remain liable for all of its liabilities and obligations which have not been expressly assumed by PHMD pursuant to this Section.

3.3 Allocation of Purchase Price. Five (5) days prior to Closing, the parties will agree to an allocation of the Purchase Price among the Acquired Assets and the rights assigned to PHMD under the License Agreement, which will be attached to this Agreement prior to Closing as Schedule 3.3. The parties hereto will adhere to such allocation for all purposes, including without limitation federal and state income tax purposes. STERN and PHMD agree to cooperate in preparing and filing IRS Form 8594 reflecting that allocation.

4. Closing.

4.1 Closing Date. The purchase and sale provided for in this Agreement (the “Closing”) will take place at a location agreed in writing by the parties, commencing at 10:00 a.m. (local time) on the date that is five (5) Business Days following the satisfaction or waiver of the conditions set forth in Sections 8.1 and 8.2, unless PHMD and STERN otherwise agree, and subject to Sections 3 and 12. The date on which the Closing occurs shall be deemed to be the “Closing Date.”

4.2 Deliveries of the Parties at Closing.

4.2.1 STERN’S Deliveries. At the Closing, STERN will, in addition to those deliveries identified under Section 8.1 deliver:

(a) all of the Equipment and other tangible acquired assets to PHMD;

(b) this Master Asset Purchase Agreement executed by STERN to PHMD, with a copy to the Escrow Agent;

(c) an Assignment and Assumption Agreement, executed by STERN, in substantially the form attached hereto as Exhibit B assigning to PHMD all of STERN’S respective right, title and interest in and to each of the Assumed Contracts (the “Assignment and Assumption Agreement”) to the Escrow Agent;

(d) a Bill of Sale in substantially the form attached hereto as Exhibit C, executed by STERN, conveying in the aggregate all other property included in the Acquired Assets, to the Escrow Agent;

(e) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance, executed by STERN, as may reasonably be requested by PHMD, each in form and substance satisfactory to PHMD and its legal counsel to the Escrow Agent;

(f) a License Agreement, and the Security Agreement described therein, executed by STERN, in the form attached hereto as Exhibit D (the “License Agreement”) to the Escrow Agent;

(g) an amendment to those certain Distribution Agreements, dated December 11, 2000, between STERN, and STERN’s South African affiliate, and PHMD in the form attached hereto as Exhibit E (the “Amendment to Distribution Agreement”), executed by STERN, to the Escrow Agent;

(h) the Escrow Agreement, executed by STERN, to Escrow Agent and PHMD;

(i) a Registration Rights Agreement, executed by STERN, executed by STERN, in the form attached hereto as Exhibit F (the “Registration Rights Agreement”) to PHMD;

(j) to PHMD, a certificate executed by STERN as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing, and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing; and

(k) to PHMD, a certificate of the Secretary of STERN certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of STERN, certifying and attaching all requisite resolutions or actions of STERN’S board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of STERN executing this Agreement and any other document relating to the Contemplated Transactions.

(l) notice to PHMD of such Milestones which STERN asserts have been attained, and the proof and other documentation necessary to corroborate such assertions and which STERN proffers in accordance with Section 3.1.2(f).

Until PHMD shall have paid the Closing Payment and payments for Milestones identified in Section 3.1.2(f), PHMD shall have the permission of STERN to use the Product Technology described in the License Agreement to the extent that such use is necessary for PHMD to fulfill its covenants found elsewhere in this Agreement, but in no case shall such permission be to PHMD to sell any Licensed Product, as defined in the License Agreement; such permission may be revoked on thirty (30) days’ prior written notice by STERN. When and as PHMD shall have paid the Closing Payment and payments for Milestones identified in Section 3.1.2(f), the Escrow Agent shall immediately deliver to PHMD the agreements described in Sections 4.2.1(c), (d), (e), (f) and (g), whereupon such agreements shall be deemed to have first entered into force and effect.

4.2.2. PHMD’s Deliveries. At the Closing, PHMD will, in addition to those deliveries required under Section 8.2, deliver:

(a) the Closing Payment to STERN;

(b) this Master Asset Purchase Agreement, executed by PHMD, to STERN with a copy to the Escrow Agent;

(c) the Assignment and Assumption Agreement, executed by PHMD, to the Escrow Agent;

(d) the License Agreement, and the Security Agreement described therein, executed by PHMD, to the Escrow Agent;

(e) the Amendment to Distribution Agreement, executed by PHMD, to the Escrow Agent;

(f) the Escrow Agreement, executed by PHMD, to STERN and Escrow Agent;

(g) the Registration Rights Agreement, executed by PHMD, to STERN;

(h) the stand-by letter of credit described in Section 7.2.2 to STERN;

(i) to STERN, a certificate executed by PHMD as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing; and

(j) to STERN, a certificate of the Secretary of PHMD certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of PHMD, certifying and attaching all requisite resolutions or actions of PHMD’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of PHMD executing this Agreement and any other document relating to the Contemplated Transactions.

5. Representations and Warranties of STERN. STERN hereby represents, warrants and covenants to PHMD on and as of the date hereof, unless stated to the contrary below, and on and as of the Effective Time as follows:

5.1 Organization and Good Standing. STERN is a corporation duly organized, validly existing and in good standing under the Legal Requirements of Italy. STERN is duly qualified as a corporation, and has all requisite corporate power and authority to carry on its business and to own, lease and operate its properties, in each of the jurisdictions where such business is conducted and such properties are owned, leased and operated.

5.2 Binding Effect. This Agreement and each document or instrument executed and to be executed by STERN in connection herewith are and will be the legal, valid and binding obligations of STERN, enforceable against it in accordance with its respective terms, except as limited by bankruptcy, insolvency or other Legal Requirements affecting generally the enforcement of creditors’ rights and doctrines of equity relating to the availability of specific performance as a remedy.

5.3 Authorization. The execution, delivery and performance by STERN of this Agreement and each instrument executed and to be executed by STERN in connection herewith, and consummation of the transactions provided for herein and therein, are and will be within the corporate powers of STERN; will have been duly authorized by all necessary corporate action on the part of STERN by the Closing Date; and do not and will not contravene any Legal Requirement, regulation, judgment, decree, order or award relating to STERN or conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation of any lien, charge, security interest or encumbrance upon any of the assets or properties of STERN, or infringe upon or impair the proprietary rights of any third party, pursuant to any provisions of any Governing Document, indenture, mortgage, lease, security agreement, partnership agreement, supply agreement, research agreement, development agreement, nondisclosure agreement or other agreement to which STERN is a party or by which STERN is bound.

5.4 Title. STERN owns the Acquired Assets, Licensed Product and the Product free and clear of all Liens, royalties or supply obligations or any other encumbrances or third party claims of any nature whatsoever; STERN has all necessary right, power and authority to enter into this Agreement and each document or instrument executed and to be executed by STERN in connection herewith, and there is no restriction of any kind on the right of STERN to use and exploit the Licensed Product and the Product. Upon consummation of the transactions provided for herein (and delivery of the Prototypes pursuant to Section 9.1), PHMD shall have good and marketable title to the Acquired Assets and two (2) Prototypes.

5.5 Balance Sheet.

5.5.1 STERN has no debts, liabilities (other than accrued salaries) related to the Acquired Assets, Product, Licensed Product and Prototypes, obligations or commitments of any kind or nature of a type that would be included in a balance sheet prepared in accordance with GAAP except those incurred since December 31, 2003 in the normal, regular and customary course of business and reflected on the books and records of STERN.

5.5.2 Since December 31, 2003, there has not been any change in the financial condition, assets, properties, liabilities, business, results of operations or prospects of STERN other than changes in the normal, regular and customary course of business, none of which, individually or in the aggregate, has been materially adverse, or any labor trouble, property dispute, lease or contract dispute, or other claim or event, or any condition of any character whatsoever materially and adversely affecting, or which would materially and adversely affect, the financial position, business or prospects of STERN regarding the Acquired Assets, Product License, Licensed Product and Prototypes. Without limiting the generality of the foregoing, since December 31, 2003, STERN has not: (A) incurred any obligation or liability, absolute or contingent, except current liabilities and obligations under contracts entered into in the normal, regular and customary course of business and consistent with the requirements of its business that are reflected on the books and records of STERN; or (B) mortgaged, pledged or subjected to lien, charge, security interest or other encumbrance any of its assets; (C) suffered the loss or destruction of any assets or properties, whether or not covered by insurance; or (D) entered into transactions other than in the normal, regular and customary course of business.

5.6 Licensed Product Warranty. The Licensed Product is designed so as to maintain the optical, power and cooling functions under ordinary and reasonably anticipated conditions of transport and use, including without limitation mechanical shock and vibration encountered in shipment and use under customary temperature and environmental conditions as stated in the operator’s manual, and therefore shall have no material warranty costs by reason of such design, whether resulting from a need to repair the Licensed Product at the time of installation or at any time thereafter, for a period as set forth in confidential Schedule 5.6. The Licensed Product, as manufactured in accordance with the specifications provided by STERN, shall be marketable for their intended use, free of defect.

5.7 All Assets Required to Manufacture the Licensed Product. The rights under the Product License, the Acquired Assets and the Prototypes shall constitute all of the assets, properties, contract rights and other rights that are required to manufacture the Licensed Product in the manner in which STERN contemplates to manufacture the Licensed Product and as PHMD anticipates so manufacturing the Licensed Product, provided that PHMD improves its premises in a manner reasonably sufficient to accommodate and utilize the Acquired Assets.

5.8 Manufacturing Costs and Viability.

(a) Confidential Schedule 5.8(a) sets forth a true and correct list of STERN’s costs of material costs to manufacture a single Licensed Product.

(b) The Licensed Product can be manufactured by PHMD at a cost of not more than the cost set forth on confidential Schedule 5.8(a).

(c) For a cost of not more than the cost set forth on confidential Schedule 5.8(c), PHMD shall be able to acquire those items of tangible and intangible personal property listed on confidential Schedule 5.8(c) which assets, when taken together with the Acquired Assets, to complete all leasehold improvements necessary to replicate (in the United States) STERN’s manufacturing and assembly operations in Appiano.

(d) PHMD will be able to replicate, in the Montgomeryville, Pennsylvania area, STERN’s manufacturing and assembly operations in the Appiano, Italy area.

5.9 Adverse Events. To the best of STERN’s knowledge, there are no market conditions which will have or can reasonably be expected to have a material adverse impact on the marketability of the Licensed Product. There are no material design or quality concerns with respect to the Licensed Product, except as PHMD has disclosed to STERN and which are set forth in confidential Schedule 5.9.

5.10 Regulatory Approval.

5.10.1 The Licensed Product, without substantial or material modification, will be able to meet such specifications as will be necessary for PHMD to obtain 510(k) clearance from the U.S. Food and Drug Administration, from agencies or agents of the European Union, from Canadian Standard Association (“cCSAus”) with US deviations, and, with immaterial modifications, from Health Canada. Without limiting the generality of the foregoing, the Licensed Product will comply with IEC 60601-1:1993 and 60601-1-2:2001 for electromagnetic compatibility, and IEC 60601-1:1988 + A1:1991 + A2:1995 + A3:1996 for general requirements for safety, along with US and Canadian deviations. As to IEC 60601-1-4:1996 + A1:1999 for programmable electrical medical systems, PHMD shall be entitled as a third-party beneficiary to rely on the opinion which STERN’s Notified Body rendered to STERN, namely that this standard does not apply to the Licensed Product, and furthermore STERN represents to PHMD that STERN has caused the software of the Licensed Product to be successfully validated and verified in accordance with FDA requirements.

5.10.2 STERN’s quality system reflects the requirements of ISO 13485, applicable to medical devices.

5.11 Contracts.

5.11.1 Confidential Schedule 2.1(b) is a true and correct list of all contracts, agreements and other instruments to which STERN is a party or is bound which relate to the Acquired Assets, the Licensed Product and the Product (collectively, the “Material Contracts”). Attached hereto as confidential Schedule 5.11.1 are true, correct and complete copies of all Material Contracts for the Licensed Product, including, without limitation, STERN’s contract with the vendor described in the Amendment of Supply Agreement and its vendors of the proprietary power supply. STERN is not in default under any Material Contract and STERN has not received any notice or claim to the contrary. STERN knows of no default under any such Material Contract by any other party thereto.

5.11.2 PHMD shall be able to assume the Material Contracts with respect to the Acquired Assets, the Licensed Products and the Product. PHMD shall be at liberty to source equivalent goods and services supplied under such Material Contracts from other third-parties, except with respect to those Material Contracts which STERN has noted in confidential Schedule 2.1(b) where use of third-party sources would violate contractual or property rights of STERN vendors under such Material Contracts as are set forth in confidential Schedule 2.1(b).

5.12 Claims and Litigation. With respect to the Acquired Assets, the Licensed Product and the Product there are no material claims, suits, legal, administrative, arbitration or other proceedings pending or threatened against or affecting STERN, and, to the best of STERN’s knowledge, there is no existing basis for any thereof. There are no outstanding judgments, decrees, orders or awards or specific administrative regulations relating to STERN, the Acquired Assets, the Licensed Product or the Product.

5.13 No Misleading Statements. Neither this Agreement, nor any other information furnished to PHMD by or on behalf of STERN in connection with the transactions contemplated hereby, nor any of the exhibits, schedules, instruments or certificates executed and delivered by or on behalf of STERN and referred to in this Agreement and the exhibits hereto or executed and delivered concurrently herewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

5.14 Other Business Names. Except as disclosed on Schedule 5.14 hereto, STERN has not used any business name or address during the three years immediately prior to the Closing Date other than “Stern Laser Srl”.

5.15 Relationships with Vendors. STERN is in good standing under its agreements and other relationships with the key vendors previously described or identified to PHMD by STERN, and no financial or other disputes or disagreements are pending or, to the best knowledge of STERN, threatened by or against such persons or entities.

5.16 Consents and Approvals. Except as set forth on Schedule 5.16 hereto, no consent of any Person and no approval or authorization of, or declaration or filing with, any governmental or regulatory authority is required for the valid authorization, execution and delivery by STERN of this Agreement or any instrument or other agreement contemplated hereby or for consummation of the transactions contemplated hereby.

5.17 Compliance with Legal Requirement; Governmental and Industrial Approvals. STERN has complied in all material respects with all Legal Requirements, orders, judgments and decrees now and heretofore applicable to its business, assets, properties or operations. STERN has not received any notice of any asserted or pending violation of any such Legal Requirements, orders, judgments or decrees. STERN has all Permits of all national, federal, state or local governmental or regulatory bodies necessary for it to operate its properties, assets and facilities as presently operated and to conduct its business as presently conducted (“Necessary Permits”) and, to the knowledge of STERN, all other permits, licenses, orders, ratings and approvals required by applicable Legal Requirement or regulation. All Necessary Permits and other permits are in full force and effect, and to the best knowledge of STERN (i) no suspension or cancellation of any Necessary Permit is threatened, (ii) there is no reason to believe that on expiration any Necessary Permit will not be renewed and (iii) none of the Necessary Permits will be adversely affected by the consummation of the transactions contemplated in this Agreement.

5.18 Environmental Matters. STERN has obtained all permits, licenses and other authorizations which are required under Environmental Laws. As used in this Agreement, Environmental Laws consist of any and all federal, state and local Legal Requirements and regulations relating to health and safety and pollution or protection of the environment, including Legal Requirements and requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial toxic or hazardous substances or wastes into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes. STERN is in material compliance with all terms and conditions of the required permits, licenses and authorization, and is also in material compliance with all other provisions of any applicable Environmental Laws. There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigations, or proceeding pending or, to the best knowledge of STERN threatened against STERN relating to any Environmental Law.

5.19 No Infringement. The Acquired Assets, the Licensed Product and the Prototypes do not infringe upon any patents, trade secrets or other proprietary rights or property of any third party or in PHMD’s Field of Use. There are no patents owned or licensed by others and no trade secrets or other proprietary rights or property of others which would be infringed or misused by PHMD or sublicensees making, having, using and/or selling the Licensed Product in PHMD’s Field of Use. The Product represents all of the patents, trade secrets and other proprietary rights or property that are: (i) owned or controlled by STERN or under which STERN is empowered to grant licenses of sublicenses relating to the manufacture, use or sale of the Licensed Product in PHMD’s Field of Use, and (ii) are necessary or useful to the manufacture, use or sale of the Licensed Product in PHMD’s Field of Use, each as contemplated by the rights granted to PHMD under this Agreement and the License Agreement, and all as described on confidential Schedule 5.19. Except as described on confidential Schedule 5.19, STERN has not disclosed to any Person, in any manner or form, any of the Product.

5.20 Intangibles. STERN has no patents, trademarks, service marks or trade names, or any applications and registrations for the foregoing or any licenses, sub-licenses and other agreements relating to the foregoing and pertaining in any manner to the Licensed Product, except for such matters listed on confidential Schedule 5.20 with such applications, registrations, licenses, etc. attached hereto. Without limiting Section 5.19, to STERN’s best knowledge, no action taken by STERN infringes upon or otherwise violates the patent, trademark, service mark, trade name or other proprietary rights of any third party, and STERN has not received any claim or notice to the contrary.

5.21 Securities Warranties. With respect to the Shares, which may be issued and delivered by PHMD to STERN pursuant to Section 3.1.2 hereof, STERN represents and warrants to PHMD that:

(a) STERN has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Shares and to obtain any additional information regarding PHMD or any of the other documents provided to STERN regarding PHMD.

(b) STERN has executed this Agreement outside the United States and STERN is acquiring the Shares in an Offshore Transaction (as defined in Rule 902(h) of Regulation S). The Shares were not offered to STERN in the United States, and at the time of execution of this Agreement and at the time of any offer to STERN to acquire Shares hereunder, STERN was outside of the United States. STERN is not a U.S. Person (as defined in Rule 902(k) of Regulation S).

(c) STERN is not acquiring the Shares pursuant to an arrangement with, or for the account of benefit of, a U.S. Person, nor is STERN’s purchase of the Shares part of a plan or scheme to evade the registration provisions of the Securities Act.

(d) STERN is acquiring the Shares for its own account for investment and not with a view to or for resale in connection with any distribution of the Shares. STERN has not offered or sold any portion of the Shares and has no present intention of dividing the Shares with others or of selling, distributing or otherwise disposing of any portion of the Shares either currently or after the passage of a fixed or determinable period of time or upon the occurrence or non-occurrence of any predetermined event or circumstance. STERN is not acting as and agrees not to act as a “distributor” (as defined in Rule 902(d) of Regulation S) with respect to the PHMD Shares. STERN shall not engage in any hedging transaction with respect to the PHMD Shares unless such actions are in compliance with the Securities Act.

(e) STERN is not acquiring Shares as a result of or subsequent to any general solicitation or general advertising, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or presented at any seminar or meeting.

(f) STERN or its representative, if any, has been provided with, or given reasonable access to, full and fair disclosure of all material information concerning PHMD;

(g) STERN has a preexisting personal or business relationship with PHMD or certain of its officers, directors or controlling persons, or by reason of its business or financial experience, STERN could reasonably be assumed to have the capacity to represent its own interests in connection with this Agreement;

(h) STERN understands and hereby acknowledges that the Shares will be issued pursuant only to those restrictions imposed by and exemptions available pursuant to applicable federal and state Legal Requirements and that the certificates to be issued in respect of the Shares may bear a legend in the form set forth in Section 9.9.6; in part, PHMD’s reliance upon such exemptions is based on the representations and warranties made by STERN in this Section 5.21;

(i) STERN agrees that the certificates to be issued in respect of the Shares shall bear a legend in the form set forth in Section 9.9.6 reflecting the status of the Shares as restricted securities under the Securities Act of 1933, as amended (the “Securities Act”) and acknowledges that the transfer agent or registrar for PHMD may be instructed to restrict the transfer of the PHMD Shares not made in accordance with the Securities Act or in accordance with such legend and any other restrictions provided in this Agreement;

(j) STERN hereby agrees that it will not sell, transfer, hypothecate, pledge, assign or otherwise dispose of any of the Shares, except pursuant to the terms of this Agreement and to a registration statement filed under the provisions of the Securities Act, a favorable no-action or interpretive letter received from the United States Securities and Exchange Commission (the “Commission”) or an opinion of counsel satisfactory to PHMD that such sale, transfer, hypothecation, pledge, assignment or other disposition will not violate the registration requirements of the Securities Act, and does not in any way violate the terms of this Agreement;

(k) STERN hereby acknowledges that: (i) the Shares referred to herein are being acquired after adequate investigation of the business plan and prospects of PHMD; (ii) that STERN is not relying upon the accuracy of any predictions as to the future prospects or developments of PHMD or its business and is well informed as to the business of PHMD and has reviewed its operations and financial statements; (iii) STERN or its professional advisors have discussed the financial condition and business operations of PHMD with the officers, directors and principal stockholders of PHMD and has been afforded the opportunity to ask questions with respect thereto; and (iv) there can be no assurance that PHMD will achieve its business objectives or, in particular, that it will ever have cash available for distribution to its stockholders; and

(l) STERN either alone or with STERN’s representative has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Shares. STERN acknowledges that the Shares are speculative and involve a high degree of risk, including the potential loss of STERN’s investment herein and STERN has taken cognizance of and understands the risk factors related to the purchase of the securities.

5.22 No Brokerage. STERN has not made any agreement or taken any other action which might cause PHMD to become entitled to a commission or brokerage fee as a result of the transactions contemplated hereby.

5.23 No Other Representations. The representations and warranties of PHMD set forth herein constitute the sole and exclusive representations and warranties of PHMD to STERN in connection with the transactions contemplated hereby, and STERN acknowledges and agrees that PHMD is not making any representation or warranty whatsoever express or implied, beyond those expressly given in this Agreement.

6. Representations and Warranties of PHMD. PHMD hereby represents, warrants and covenants to STERN on and as of the date hereof, unless stated to the contrary below, and on and as of the Effective Time as follows:

6.1 Binding Effect. This Agreement and each instrument executed and to be executed by PHMD in connection herewith are and will be the legal, valid and binding obligations of PHMD, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or other Legal Requirements affecting generally the enforcement of creditors’ rights and doctrines of equity relating to the availability of specific performance as a remedy.

6.2 Authorization. The execution, delivery and performance by PHMD of this Agreement and each instrument executed and to be executed by PHMD in connection herewith, and consummation of the transactions provided for herein and therein, are and will be within the powers of PHMD, have been duly authorized by all necessary action, require no governmental approval, and do not and will not contravene any Legal Requirement, regulation, judgment, decree, order or award relating to PHMD or conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, lease, security agreement, partnership agreement or other agreement to which PHMD is a party or by which PHMD is bound.

6.3 Commission Documents. PHMD has furnished, or offered to furnish, to STERN a true and complete copy of PHMD’s Annual Report on Form 10-K for the year ended December 31, 2003, PHMD’s Quarterly Report on Form 10-Q for the three months ended March 31, 2004, and any other statement, report, registration statement (other than registration statements on Form S-8) or definitive proxy statement filed by PHMD with the Commission during the period commencing December 31, 2003, and ending on the date hereof. PHMD will, promptly upon the filing thereof, also furnish to STERN all statements, reports (including, without limitation, quarterly reports on Form 10-Q and current reports on Form 8-K), registration statements and definitive proxy statements filed by PHMD with the Commission during the period commencing on the date hereof and ending on the Closing Date (all such materials required to be furnished to STERN pursuant to this sentence or pursuant to the next preceding sentence of this Section 6.3 being called, collectively, the “SEC Documents”).

6.4 No Brokerage. PHMD has not made any agreement or taken any other action which might cause STERN to become entitled to a commission or brokerage fee as a result of the transactions contemplated hereby.

7. Pre-Closing Covenants and Agreements.

7.1 Covenants of STERN. Except as otherwise first approved in writing by PHMD or as otherwise set forth in this Agreement, STERN covenants and agrees with PHMD that interval, if any, between the date hereof and the Closing Date or the termination of this Agreement in accordance with its terms:

7.1.1 Conduct of Business. The business of STERN shall be conducted in the same manner as conducted on the date of this Agreement.

7.1.2 Conduct in Ordinary Course. With reference to the Acquired Assets, STERN shall not enter into any transaction other than in the normal, regular and customary course of business pursuant to agreements in which the obligations of any party thereto, other than obligations relating to confidentiality, require performance by such party for a period of not more than 60 days from the date of such agreement.

7.1.3 Accuracy of Representations and Warranties. STERN shall take all action required to be taken by it to cause its representations and warranties made herein to be true and correct on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date.

7.1.4 PHMD’s Access. PHMD shall have reasonable access to STERN’s place of business in Appiano and all information relating to the Licensed Product and the Acquired Assets, during normal business hours and upon pre-arrangement with STERN, in order that PHMD shall have full opportunity to make such further investigation as it shall desire to make of STERN’s business and affairs as related to the Product License. In the event of the termination of this Agreement for any reason, PHMD shall use its best efforts to maintain the confidentiality of and not to disclose any such information received by it from STERN in connection with this Agreement. In the event of the termination of this Agreement for any reason, PHMD shall neither use nor permit any third party to use to its competitive advantage any information that PHMD may obtain from STERN hereunder.

7.1.5 Maintain Insurance. STERN shall continue in full force and effect all policies of insurance maintained by it.

7.1.6 Maintain Relations. STERN shall use its best efforts to keep available to PHMD the employees of STERN with knowledge of the Acquired Assets, Licensed Product and the Prototypes and to preserve the current relationships of STERN with vendors, suppliers, customers, landlords and other persons having business relationships with it.

7.1.7 Maintenance of Property. STERN shall maintain its properties in their customary condition and repair.

7.1.8 Inconsistent Activities. Unless and until this Agreement has been terminated pursuant to Section 12 hereof, STERN shall not, nor shall STERN permit any of its officers, directors, representatives, agents or affiliates to, solicit, encourage, initiate or participate in any negotiations or discussions with respect to any offer or proposal to acquire any significant component of STERN’s rights relating to the Acquired Assets, Licensed Product or Prototypes, with any party other than PHMD or its designees.

7.1.9 Necessary Action; No Amendments. STERN shall take all necessary action and shall use its best efforts to cause the satisfaction of all conditions precedent to the closing, obtain all material consents and approvals required for consummation of the transactions contemplated by this Agreement. STERN shall neither modify, amend nor terminate, nor allow any modification, amendment or termination of, a Material Contract prior to the Closing Date without the prior written consent of PHMD.

7.1.10 Best Efforts. STERN shall use its best efforts to cause all of the conditions set forth in Section 8.1 hereof to be satisfied on the Closing Date.

7.1.11 Recovery of Drawings. STERN agrees to use its best efforts to cause any product similar to the Licensed Product and previously disclosed or furnished to any third party in any form or manner to be returned to STERN as promptly as practicable.

7.1.12 No Trading in PHMD Stock. STERN shall not trade in PHMD common stock after the execution of this Agreement and prior to the Closing.

7.1.13 Access and Information. From the date hereof until the Closing Date, upon reasonable notice to STERN from PHMD, STERN shall permit PHMD and its employees, agents, counsel, accountants, engineers, consultants and other representatives at their sole cost, risk and expense reasonable access during hours mutually acceptable to STERN and PHMD to all of the properties, books, contracts and records of STERN related to the Acquired Assets and the Licensed Products, and during such period, STERN shall furnish PHMD with all such statements (financial and otherwise), records and documents, or copies thereof at PHMD’s expense, and all such other reasonable information concerning the Acquired Assets and the Licensed Products as PHMD shall, from time to time, reasonably request. PHMD agrees to hold harmless and indemnify STERN from and against any loss, liability, damage or expense caused by the intentional or negligent acts or omissions of PHMD or its employees, agents, counsel, accountants, engineers, consultants or other representatives while on STERN’s property.

7.1.14 Schedules. STERN shall notify PHMD of any event, condition, circumstance or change occurring following execution of this Agreement which requires amendment, deletion or addition to any Schedule so that each Schedule shall be true and correct as of the Effective Date. STERN shall promptly revise any Schedule for which revision is necessary pursuant to this provision and provide the revised Schedule to PHMD. If STERN makes a revision to any Schedule pursuant to this Section 7.1.14, the representations and warranties shall not be modified as a result thereof and at the time of such revision and as a result thereof, PHMD shall determine whether PHMD shall waive the condition to the obligations of PHMD to consummate the Contemplated Transactions.

7.1.15 Release and Termination of Liens. On or before the Closing Date, STERN shall cause (x) the release and termination of all Liens of any Person on any of the Acquired Assets, except for the Assumed Obligations, and (y) the execution and delivery to PHMD of all UCC-3 financing statements or the equivalent under the Legal Requirement of the jurisdiction, state or country in which the Purchased Assets are located, and such other documentation, in form and substance satisfactory to PHMD.

7.2 Covenants of PHMD.

7.2.1 PHMD covenants and agrees with STERN that PHMD shall use its best efforts to cause all of the conditions set forth in Section 8.2 hereof to be satisfied on the Closing Date.

7.2.2 As of the Closing Date, PHMD shall have caused a bank of international standing, including without limitation Bank of America or AmSouth Bank (which are deemed acceptable), to issue a stand-by letter of credit to be accepted by a bank of STERN’s choice, maturing no sooner than 90 days from the Closing Date, to secure the purchase by STERN of, and payment for, components and services, described in confidential Schedule 7.2.2, necessary to complete the development of the Licensed Product. Payment for such components and services will not exceed an amount described in confidential Schedule 7.2.2 and will not be due until the components and services have been delivered to (which the parties estimate to be within the timeframe described in confidential Schedule 7.2.2), and inspected and accepted by, STERN. PHMD will be permitted to cancel payment to STERN under the letter of credit of such bank and substitute therefor PHMD common stock, provided PHMD shall have already paid STERN, on the Closing Date, at least an amount equal to the letter of credit in cash or common stock. At such time as such common stock shall be registered in accordance with this agreement, STERN shall immediately return the letter of credit shall to PHMD. Any such payment under the letter of credit (and/or common stock substituted therefor) shall be credited toward and reduce the payment required under Section 3.1.1(a) through (j). In the event that this Agreement is terminated prior to Closing pursuant to Section 12.1 or 12.2, then STERN shall surrender the letter of credit to PHMD for cancellation. In the event that this Agreement is terminated under circumstances described in Sections 3.1.2(e) or 3.1.2(f), then STERN shall not be obliged to surrender the letter of credit to PHMD but may apply such letter of credit to the components being purchased in reliance on such letter of credit, and shall forward such components to PHMD after they have been delivered to STERN.

7.2.3 Consistent with Section 3.1 hereof and subject to Section 3.1.2(e), if PHMD elects to pay with Shares of its common stock, PHMD shall undertake that Shares offered for payment on attainment of each applicable Milestone set forth above will be registered within 30 days after attainment of each Milestone. In case of non-registration of such Shares offered for payment at the applicable Milestone within 30 days after attainment of such Milestone, PHMD shall pay the due sum in U.S funds within 10 days after receipt of written notice by STERN. In such latter case, STERN shall return the non-registered Shares to PHMD for cancellation.

8. Conditions to Closing.

8.1 Conditions Precedent to Obligations of PHMD. The obligations of PHMD to proceed with the transactions contemplated hereby are subject to the satisfaction of the following conditions unless waived in writing by PHMD:

8.1.1 Opinion of Counsel to STERN. PHMD shall have received from counsel to STERN an opinion, dated the Closing Date, in form and substance satisfactory to PHMD.

8.1.2 Compliance and Representations Correct. All of the terms and conditions contained in this Agreement to be complied with and performed by STERN at or before the Closing Date shall have been complied with and performed in all material respects, and the representations and warranties made by STERN in this Agreement shall continue to be correct in all material respects, at and as of the Closing Date, with the same force and effect as though such representations and warranties had been made at and as of the Closing Date, except for changes contemplated by this Agreement. STERN shall have delivered to PHMD a certificate, dated the Closing Date, signed by STERN, evidencing compliance with the provisions of this Section 8.1.2.

8.1.3 Litigation. There shall not have been instituted or threatened any action or proceeding before any court or governmental agency or other regulatory or administrative agency or commission, by any governmental or other regulatory or administrative agency or commission or any private person challenging any of the transactions contemplated hereby or otherwise directly or indirectly relating to the transactions contemplated hereby.

8.1.4 Governmental Action. There shall not have been any action taken by any court, government or governmental agency, domestic or foreign, rendering any party to this Agreement unable to consummate the transactions contemplated hereby, otherwise making such transactions illegal or limiting in any material manner the right of PHMD to exercise directly or indirectly control over the Product or over the Acquired Assets.

8.1.5 Satisfactory Proceedings. All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to PHMD and its counsel, and PHMD and its counsel shall have received copies of such documents as PHMD and its counsel may have reasonably requested in connection with said transactions from the date hereof to the Closing Date.

8.1.6 Additional Documents. STERN shall have caused the documents and instruments required by Section 4.2.1 to be timely delivered.

8.1.7 Consents. All consents and approvals shown on Schedule 5.16 hereto shall have been obtained.

8.1.8 Due Diligence. PHMD shall be satisfied, in its sole and absolute discretion and without penalty or additional payment to STERN, with the results of such further due diligence it may undertake, in supplement to, but not in duplication of, the content and results of the due diligence which it conducted in January 2004 in Appiano, of the Licensed Product, the Product and the Acquired Assets and the licenses and rights granted hereunder and the Schedules and Exhibits to this Agreement.

8.2 Conditions Precedent to Obligations of STERN. The obligations of STERN to proceed with the transactions contemplated hereby are subject to the satisfaction of the following conditions unless waived in writing by STERN:

8.2.1 Opinion of Counsel to PHMD. STERN shall have received from Jenkens & Gilchrist, LLP, counsel to PHMD, an opinion, dated the Closing Date, in form and substance satisfactory to STERN.

8.2.2 Compliance and Representations Correct. All of the terms and conditions contained in this Agreement to be complied with and performed by PHMD at or before the Closing Date shall have been complied with and performed in all material respects, and the representations and warranties made by PHMD in this Agreement shall continue to be correct in all material respects, at and as of the Closing Date, with the same force and effect as though such representations and warranties had been made at and as of the Closing Date, except for changes contemplated by this Agreement. PHMD shall have delivered to STERN a certificate, dated the Closing Date, signed by the president of PHMD evidencing compliance with the provisions of this Section 8.2.2.

8.2.3 Litigation. There shall not have been instituted or threatened any action or proceeding before any court or governmental agency or other regulatory or administrative agency or commission, by any governmental or other regulatory or administrative agency or commission or any private person challenging any of the transactions contemplated hereby or otherwise directly or indirectly relating to the transactions contemplated hereby.

8.2.4 Payment for the Attained Milestones, Additional Documents and Deliveries. PHMD shall have caused the deliveries, payments, documents and instruments required by Section 4.2.2, Section 7.2.2, Section 3.1.2(e) or Section 3.1.2(f).

8.2.5 Governmental Action. There shall not have been any action taken by any court, government or governmental agency, domestic or foreign, rendering any party to this Agreement unable to consummate the transactions contemplated hereby or otherwise making such transactions illegal.

8.2.6 Delivery of Shares to Escrow. PHMD shall have delivered to the Escrow Agent under the Escrow Agreement, the number of Shares set forth therein.

8.2.7 Satisfactory Proceedings. All proceedings to be taken in connection with the consummation of the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to STERN and its counsel, and STERN and its counsel shall have received copies of such documents as STERN and its counsel may have reasonably requested in connection with said transactions from the date hereof to the Closing Date.

8.3 Conditions Precedent to Obligations of PHMD with Respect to each Milestone. The obligations of PHMD to pay a portion of the Purchase Price with respect to the satisfaction of a Milestone, is, in each instance, subject to the satisfaction of the following conditions unless waived in writing by PHMD:

8.3.1 Compliance and Representations Correct. All of the terms and conditions contained in this Agreement to be complied with and performed by STERN at or before the date of payment of the portion of the Purchase Price relating to the applicable Milestone shall have been complied with and performed in all material respects, and the representations and warranties made by STERN in this Agreement shall continue to be correct in all material respects, at and as of such date, with the same force and effect as though such representations and warranties had been made at and as of such date, except for changes contemplated by this Agreement. On the date of the payment of the portion of the Purchase Price applicable to a particular Milestone, STERN shall have delivered to PHMD a certificate, dated as of such date, evidencing compliance with the provisions of this Section 8.3.1.

8.3.2 Litigation. There shall not have been instituted or threatened any action or proceeding before any court or governmental agency or other regulatory or administrative agency or commission, by any governmental or other regulatory or administrative agency or commission or any private person challenging any of the transactions contemplated hereby or otherwise directly or indirectly relating to the transactions contemplated hereby.

9. Closing and Post-Closing Covenants and Agreements.

9.1 Procurement of Molds; Prototypes.

9.1.1 Promptly following the Closing Date, but not later than November 15, 2004, STERN shall procure molds for the Licensed Product (after taking into account the design changes described in Section 9.3) and upon receipt of correctly and accurately manufactured molds, immediately convey the same, at no additional cost, by appropriate instrument to PHMD.

9.1.2 As of the Closing, STERN shall have manufactured at its sole expense and delivered to PHMD two Prototypes of the Licensed Product, and concurrently conveyed the same, at no additional cost, by appropriate instrument to PHMD.

9.2 Transitional Matters.

9.2.1 Until STERN completes the removal of the tangible personal property included in the Acquired Assets from STERN’s premises, STERN shall at its sole cost and expense maintain such premises and adequately secure the same. STERN shall, at its sole cost, use its reasonable best efforts to cause all of the Acquired Assets to be removed and shipped to PHMD (F.O.B. STERN) promptly following the Closing. PHMD shall pay all shipping, delivery, tariffs and other costs. STERN shall bear the cost of any damage to its premises or injury to any Person or thing occurring by reason of the removal of such property or the shipment to PHMD.

9.2.2 After the Closing Date and until PHMD has established direct relations with STERN’s vendors, STERN will continue to liaise with such vendors on PHMD’s behalf in order to maintain the goodwill of such vendors and to maintain the flow of goods and services in the ordinary course of business. Accordingly, STERN shall stand ready to make a stocking order for PHMD of components sufficient for the number of units of Licensed Product set forth on confidential Schedule 9.2.2 to be built by PHMD, and shall procure the same pursuant to PHMD’s written directive, and if such directive is given no later than November 30, 2004, PHMD may pay for the same by means of its registered common stock before STERN places the orders therefor.

9.2.3 After Completion, PHMD shall have seventy-five (75) days in which to assimilate the technology and become ready to produce Licensed Product by FDA Clearance. During this period, STERN shall lend technical assistance and advice to PHMD. STERN’s costs of travel outside the EU for such assistance shall be reimbursed to STERN by PHMD.

9.3 Implementation of Design Changes. STERN shall adopt and implement those design changes to the Licensed Product as set forth in confidential Schedule 5.9 hereto, together with the manufacturing documentation as defined in the definition of “Completion” and as described in Section 9.4, the CE Mark Approval requirements as defined herein and the cCSAus Approval requirements as defined herein and as described in Section 9.4.

9.4 CE Mark and cCSAus Applications. STERN, at its sole cost and expense, shall have applied for CE Mark and cCSAus Approval on the Licensed Product on or before May 31, 2004. It is understood that PHMD may elect to use STERN’s Notified Body for purposes of maintaining the CE Mark or may elect to use a different third-party. The reports of STERN’s Notified Body (STERN’s third party consultant for CE Mark) and of cCSAus shall reflect specific cognizance of the applicable design changes to the Licensed Product desired by PHMD and described in Schedule 5.9. STERN shall transfer to PHMD copies in electronic format of its files and records underlying such approvals within five (5) days of receiving such respective approvals.

9.5 FDA Clearance. PHMD shall be entitled to submit application with the FDA for a general 510(k) clearance for the Licensed Product in its own name. It shall do so no later than seventy-five (75) days after Completion. STERN shall cooperate with PHMD and provide all necessary documentation and information on the Licensed Product to such end.

9.6 Patent Applications. STERN shall have filed patent applications for the Licensed Product no later than July 15, 2004, such applications to be submitted at least to the European Patent Office and the US Patent and Trademark Office, and shall diligently pursue issuance of valid and enforceable claims under the applications, to the end that such claims shall have issued no later than the date set forth in confidential Schedule 3.1.1. STERN shall notify PHMD of all correspondence between STERN and the patent authorities, and shall afford PHMD the opportunity to review and comment on such correspondence, to the end that working together, STERN and PHMD increase the likelihood of the issuance of valid and enforceable claims. Such applications, as soon as they are made, shall be attached to this Agreement at confidential Schedule 5.20.

9.7 Negotiation with Vendor. Within the first three (3) years of the term of the License Agreement, PHMD and STERN shall enter negotiations with the vendor described in the Amendment to Supply Agreement with a view to securing from that vendor a commitment to supply PHMD for a further five (5) years, in addition to the five (5) year initial term of the Supply Agreement with the vendor.

9.8 No Trading in PHMD Stock. STERN shall not trade in PHMD common stock within fifteen (15) days before those Milestones set forth in Section 3.1.1(a) through (g).

9.9 Matters Related to the Shares. Subject to the terms and conditions of the Registration Rights Agreement:

9.9.1 STERN consents to PHMD making a notation on its records and giving instructions to any transfer agent of the Shares in order to implement the restrictions on transfer established in this Section 9.9. The Shares have no preemptive rights and only such anti-dilution protections and rights as are provided by Delaware law.

9.9.2 STERN understands that at the time of Closing the Shares have not been registered under the Securities Act, and have been issued in reliance upon an exemption therefrom for non-public or limited offerings. STERN agrees that it will not make any resale, transfer or other disposition of the Shares except in accordance with the provisions of Regulation S (Rule 901 through 905 and Preliminary Notes), pursuant to registration under the Securities Act, or pursuant to an available exemption from registration (accompanied by an opinion of counsel acceptable to PHMD that such resale, transfer or other disposition is exempt from the registration provisions of all applicable federal and state laws). STERN agrees not to engage in any hedging transactions with regard to the Shares unless the same are in compliance with the Securities Act. STERN understands and agrees that PHMD makes no representation as to the compliance with applicable local laws of any territory or jurisdiction outside the United States in connection with the Shares.

9.9.3 STERN understands and agrees that the Shares being purchased hereunder may be transferred by any holder thereof only pursuant to: (i) a public offering thereof registered under the Securities Act, (ii) Rule 144 of the Commission (or any similar rule in force at the time of such transfer) if such rule is available, (iii) the provisions of Regulation S; or (iv) any other legally available means of transfer, including without limitation transfers permitted by a registration under Form S-3.

9.9.4 STERN understands that stop transfer instructions have been or will be placed on any certificates or other documents evidencing the Shares so as to restrict the resale, pledge, hypothecation or other transfer thereof in accordance with the provisions hereof. The parties agree that PHMD shall refuse to register any transfer of the Shares not made in accordance with an effective registration statement, the provisions of Regulation S (Rule 901 through 905, and Preliminary Notes), pursuant to registration under the Securities Act, or pursuant to an available exemption from registration under the Securities Act (accompanied by an opinion of counsel acceptable to PHMD that such resale, transfer or other disposition is exempt from the registration provisions of all applicable federal and state laws). PHMD shall not treat as the owner of the Shares, or otherwise accord voting or dividend rights to, any transferee to whom Shares have been transferred in contravention of this Agreement.

9.9.5 In connection with the transfer of any Shares other than in a public offering registered under the Act, any holder thereof which is bound by the conditions contained in this Section 9.9 shall deliver written notice to PHMD describing in reasonable detail the transfer or proposed transfer, and, if requested by PHMD, an opinion of counsel that is knowledgeable in securities Legal Requirement matters and reasonably acceptable to PHMD, to the effect that such transfer may be effected without registration under the Act and under applicable state securities Legal Requirements. In addition, if any such holder delivers to PHMD an opinion of counsel that no subsequent transfer of such Shares will require registration under the Act or under applicable state securities Legal Requirements, PHMD shall promptly upon such contemplated transfer deliver new certificates for such Shares that do not bear the restrictive legend set forth in Section 9.9.6 hereof, and subsequent transferees shall not be bound by the conditions contained in this Section 9.9. If PHMD is not required to deliver new certificates for such Shares not bearing such legend, the holder thereof shall not transfer such Shares until the prospective transferee has confirmed to PHMD in writing his or its agreement to be bound by the conditions contained in this Section 9.9.

9.9.6 Each certificate for the Shares, and any shares of capital stock received in respect thereof, whether by reason of a stock split or share reclassification thereof, a stock dividend thereon or otherwise, shall be stamped or otherwise imprinted with a legend in substantially the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE. THESE SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS: (1) PHOTOMEDEX, INC. (THE “COMPANY”) RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY AND ITS COUNSEL STATING THAT SUCH SALE OR TRANSFER MAY BE EFFECTED PURSUANT TO AN EXEMPTION UNDER SUCH ACT FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND PURSUANT TO APPLICABLE STATE SECURITIES LAWS; (II) SAID SHARES HAVE BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR (III) IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE ACT. HEDGING TRANSACTIONS INVOLVING THE SHARES MAY NOT BE CONDUCTED UNLESS THEY ARE IN COMPLIANCE WITH THE ACT.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF AN ESCROW AGREEMENT BETWEEN PHOTOMEDEX, INC. AND THE HOLDER, DATED SEPTEMBER 7, 2004

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER CONTAINED IN A REGISTRATION RIGHTS AGREEMENT DATED AS OF SEPTEMBER 7, 2004, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY”

9.10 Additional Covenants.

9.10.1 PHMD and STERN agree to use their best efforts to obtain all such approvals other than for the US and the European Union as PHMD may reasonably request as promptly as practicable after the execution hereof. PHMD hereby agrees to pay any necessary filing or registration fees to obtain any such approval which it seeks to obtain

9.10.2 The Licensed Product shall, upon Completion, be able to meet such specifications as will be necessary for PHMD to obtain 510(k) clearance from the U.S. Food and Drug Administration, from agencies or agents of the European Union, from Canadian Standards Association (“cCSAus”) and, with immaterial modifications, from Health Canada.

Without limiting the generality of the foregoing, the Licensed Product will comply with IEC 60601-1:1993 and 60601-1-2:2001 for electromagnetic compatibility, and IEC 60601-1:1988 + A1:1991 + A2:1995 + A3:1996 for general requirements for safety, along with US and Canadian deviations. STERN agrees that it shall be liable for the cost of any modifications to the Licensed Product as may be determined to be necessary in order to obtain any such approval. As to IEC 60601-1-4:1996 + A1:1999 for programmable electrical medical systems, PHMD shall be entitled as a third-party beneficiary to rely on the opinion which STERN’s Notified Body rendered to STERN, namely that this standard does not apply to the Licensed Product, and furthermore STERN represents to PHMD that STERN has caused the software of the Licensed Product to be successfully validated and verified in accordance with FDA requirements.

9.10.3 PHMD shall promptly cooperate with STERN and STERN’s bankers and brokers in matters relating to the Shares. For example, PHMD shall promptly issue to its transfer agent opinions related to lifting the legend on the Shares.

9.10.4 In the first year after Closing, PHMD shall split equally with STERN such additional broker’s fees as STERN may incur in respect of the Shares in the event that STERN uses a US broker to hold or deal in the Shares, but PHMD shall not be obliged to bear as its shares more than $5,000 of such additional fees.

10. Survival and Indemnification.

10.1 Survival of Representations, Warranties and Covenants. The parties hereto agree that the representations, warranties and covenants contained herein shall survive the Closing hereof (through the expiration of the respective statutes of limitation) irrespective of any investigation made by or on behalf of any of the parties hereto.

10.2 Indemnification by PHMD. PHMD agrees to indemnify and hold STERN harmless from and against: (i) any and all loss, liability, damage or deficiency resulting from any misrepresentation, breach of warranty representation or nonfulfillment of any covenant or agreement on the part of PHMD under the terms of this Agreement or any document or instrument executed by PHMD in connection herewith; (ii) any and all claims for product liability relating to Licensed Product, except to the extent such claims relate to any Licensed Product directly manufactured or produced by STERN or at the direction of STERN and relate to the Product; and (iii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, reasonable attorneys’ fees, incident to the foregoing subparagraphs (i) and (ii), and only such subparagraphs (and on appeal therefrom), regardless of whether or not STERN prevails in such matter. If PHMD believes that it is not obliged to indemnify STERN under the provisions of this Section 10.2, and it submits such dispute for arbitral resolution, then during the pendency of such arbitration PHMD shall not be required to perform hereunder vis-à-vis STERN, nor may STERN act on rights vis-à-vis PHMD which it deems to have been granted to it hereunder.

10.3 Indemnification by STERN. STERN agrees to indemnify and hold PHMD harmless from and against: (i) any and all loss, liability, damage or deficiency resulting from any misrepresentation, breach of warranty representation or nonfulfillment of any covenant or agreement on the part of STERN under the terms of this Agreement or any document or instrument executed by STERN in connection herewith; (ii) any and all claims for product liability relating to Licensed Product, to the extent such claims relate to any Licensed Product directly manufactured or produced by STERN, or manufactured at the direction of STERN, or are due to deficiencies in the technical direction given by STERN in respect of the Licensed Products; (iii) any and all loss, liability, damage or deficiency resulting from any misrepresentation, breach of representation or warranty or nonfulfillment of any covenant or agreement on the part of STERN under the terms of this Agreement or any document or instrument executed by STERN in connection herewith; and (iv) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, reasonable attorneys’ fees, incident to the foregoing subparagraphs (i), (ii) and (iii), and only such subparagraphs (and on appeal therefrom), regardless of whether or not PHMD prevails in such matter. Notwithstanding the foregoing of this Section 10.3, STERN does not in any way indemnify and hold PHMD harmless from and against liabilities, obligations, damages, claims and third party rights caused by incorrect and careless use of Licensed Products or use of such products for any purpose other than the ordinary purpose for which Licensed Products are used. If STGERN believes that it is not obliged to indemnify PHMD under the provisions of this Section 10.3, and it submits such dispute for arbitral resolution, then during the pendency of such arbitration STERN shall not be required to perform hereunder vis-à-vis PHMD, nor may PHMD act on rights vis-à-vis STERN which it deems to have been granted to it hereunder.

10.4 Right of Set-Off. PHMD shall have the right, subject to approval by an arbitral panel, to recover by set-off any and all amounts for which PHMD is entitled to indemnification under this Agreement from STERN against all payments due or which may become due hereunder, in the order of their maturity or in any other order that PHMD shall elect, until the cumulative amount so set off shall equal the total amount due to PHMD, and in such manner of apportionment among the parties as is, in the reasonable exercise of PHMD’s discretion, equitable in the circumstances. PHMD shall not suspend payments to STERN of Royalties due under the License Agreement while STERN, in accordance with Section 12.6 hereof, seeks to dispose of Shares in an orderly manner.

10.5 Third Party Claims. The party to this Agreement entitled to indemnification under this Section 10 (hereinafter for purposes of this Section 10 referred to as “Indemnitee”) shall notify the party required to indemnify pursuant to this Section 10 (hereinafter for purposes of this Section 10 referred to as “Indemnitor”) within 15 days after the Indemnitee’s receipt of notice from any third party of any claim, demand, suit or proceeding with respect to which indemnification may be sought under the terms of this Agreement. Indemnitor shall be entitled, at its expense, to contest or otherwise defend against any such claim, demand, suit or proceeding through representatives and counsel of its own choice, in which event Indemnitee shall, upon Indemnitor’s request, cooperate in connection with such defense or contest by the preparation and furnishing of evidence and by making employees available to testify, at no cost to Indemnitor except for the reimbursement of costs and expenses incurred by Indemnitee in connection therewith. Nothing set forth herein shall preclude Indemnitee from defending such claim, demand, suit or proceeding on its own behalf, in which case Indemnitor shall cooperate with Indemnitee to the same extent contemplated by the foregoing sentence. If Indemnitor fails to protest or defend any such claim, demand, suit or proceeding within 30 days after receipt of the notice specified in the first sentence of this Section 10.5, Indemnitee shall have the right following such 30-day period, at its discretion, to settle, defend or pay the same, in which event Indemnitor’s indemnification shall extend to and include the amount of such settlement or payment and/or the costs and legal expenses of such defense. The failure to notify Indemnitor promptly as set forth above of any such claim, demand, suit or proceeding shall not relieve Indemnitor’s liability to indemnify Indemnitee under this Section 10.

10.6 Cooperation in Litigation. Except for litigation between PHMD and STERN, each of the parties hereto shall fully cooperate with the other in the defense or prosecution of any existing or future litigation or proceeding against or by such other party relating to or arising out of the business sold hereunder prior to or after the Closing Date. The party receiving cooperation shall pay the expenses, including legal fees and disbursements, of the cooperating party and its officers, directors and employees reasonably incurred in connection with such litigation.

11. Further Assurances. If at any time after the Closing Date any further assignments, conveyances or assurances in law are necessary or desirable to vest, perfect or confirm of record in STERN the title to any of the Acquired Assets, or to confirm the assumption by PHMD of any liability or obligation of STERN expressly assumed by PHMD hereunder, or otherwise to carry out the provisions hereof, the proper officers and directors of STERN or of PHMD, as the case may be, shall execute and deliver any and all proper deeds, assignments, instruments of assumption, powers of attorney and assurances in law, and do all things necessary or proper to vest, perfect or confirm title to such property or rights in PHMD or to confirm the assumption by PHMD of any such liability or obligation of STERN, as the case may be, and otherwise to carry out the provisions hereof.

12. Term and Termination. This Agreement shall remain in effect until the complete payment to STERN of the consideration set forth under Section 3.1.1. This Agreement may be terminated at any time by the parties as follows:

12.1 Mutual Agreement. By mutual written agreement of STERN and PHMD; or

12.2 By PHMD. By written notice of PHMD to STERN if any condition set forth in Section 8.1 is not satisfied on or prior to the Closing Date and such condition is not waived by PHMD on or prior to the Closing Date, and PHMD is not in material default of its obligations under this Agreement; or

12.3 By STERN. By written notice of STERN to PHMD if any condition set forth in Section 8.2 is not satisfied on or prior to the Closing Date and such condition is not waived by STERN on or prior to the Closing Date, and STERN is not in material default of its obligations under this Agreement; or

12.4 Liabilities of the Parties. In the event of the termination of this Agreement by any party hereto pursuant to this Section 12, the parties hereto shall have no liability under this Agreement of any nature whatsoever (other than pursuant to this Sections 12.4 and 12.5) to the other parties hereto (including without limitation, any liability for damages or for the costs and expenses incurred in connection with the negotiation of this Agreement), unless any party is in default under its obligations under this Agreement, in which event the party in default shall be liable to the other party for such default, and such non-defaulting party shall be entitled to any and all remedies available at law or in equity or under this Agreement. In the event that a condition precedent to the obligations of a party hereto is not satisfied, nothing herein shall be deemed to require any such party to terminate this Agreement rather than to waive such condition precedent and proceed with the Closing.

12.5 Termination and Effect Thereof. STERN may terminate this Agreement: (i) where the termination is pursuant to Section 3.1.2(e) or Section 3.1.2(f), and (ii) if and only if PHMD shall have defaulted on a payment obligation under Section 3.1.1 of this Agreement. If PHMD makes such allegedly defaulted payment under protest prior to submitting the alleged default to arbitration in accordance with this Agreement, STERN shall thereby cease to have as a remedy therefor the termination of this Agreement, but if PHMD does not make such allegedly defaulted payment under protest prior to submitting the alleged default to arbitration, then this Agreement and the Related Agreements shall be terminated by STERN, and PHMD shall suspend its rights under those agreements, until a decision shall have issued from the arbitration. If PHMD submits any such an alleged default to arbitration, then PHMD shall have the burden of proof. In case of termination or rescission of this Agreement or nullification of Related Agreements held by the Escrow Agent under Section 3.1.2, PHMD shall immediately return to STERN all technology relating to the Licensed Product (including vendor agreements, manufacturing processing instructions and related files, and quality system documentation), the pre-production Prototypes of the Licensed Product together with related documentation, all tangible and intangible assets, all documents and deliveries of STERN related to the Licensed Product, all Related Documents, as well as the documents evidencing attainment of Milestones delivered by STERN to PHMD.

12.6 Notice of Breach or Default and Cure. Except for monetary breaches described in Sections 3.1.2(e) and 3.1.2(f), in the event that a party hereto believes that another party hereto is in breach of an obligation hereunder, the party alleging breach shall give written notice to the allegedly breaching party of the alleged breach within sixty (60) days of the occurrence of such alleged breach. Such written notice shall set forth in reasonable detail the basis for alleging that a breach has occurred. The allegedly breaching party shall have fifteen (15) days in which to cure a monetary breach or submit to arbitration in accordance with this Agreement such monetary breach, and sixty (60) days in which to cure a non-monetary breach or submit to arbitration in accordance with this Agreement such non-monetary breach. Termination of this Agreement shall not be a remedy under this Section 12.6. Termination of this Agreement shall be a remedy only under Section 12.5 hereof. In the event that STERN agrees or is directed to cure a monetary breach, STERN shall have an interval of no less than thirty (30) days in which to go about an orderly disposal of PHMD Shares, if it so chooses, and to cure such breach; furthermore, STERN shall have the right to additional intervals of thirty (30) days, up to a maximum of five (5) such additional intervals, provided STERN makes, as to each interval, a prima facie prior showing of diligence in procuring the means by which to cure the breach, and during the pendency of such intervals, PHMD shall not suspend payments to STERN of Royalties due under the License Agreement.

13. Miscellaneous. The parties further agree as follows:

13.1 Sales and Transfer Taxes. All sales, use, transfer or other taxes or fees attributable to the transfer of the Acquired Assets shall be paid by STERN.

13.2 Expenses. The parties hereto shall, except as otherwise specifically provided herein, bear their respective expenses incurred in connection with the preparation, execution and performance with this Agreement, the Related Documents and the Contemplated Transactions, including without limitation, all fees and expenses of the parties’ respective agents, representatives, counsel and accountants.

13.3 Funds. All funds and moneys referred to herein, or payable hereunder, are and shall be, in U.S. Dollars.

13.4 Parties in Interest. This Agreement shall inure solely to the benefit of and shall be binding upon the successors and assigns of the parties hereto.

13.5 Prior Agreements; Modifications. This Agreement shall supersede all prior agreements, documents or other instruments with respect to the matters covered hereby, saving and excepting the Confidential Disclosure Agreement dated October 15, 2003 between STERN and PHMD, which shall continue in force. Where the terms of this Agreement and the terms of the Confidential Disclosure Agreement may conflict, the terms of this Agreement shall control. This Agreement may be amended only by an instrument in writing, duly signed by or on behalf of the parties hereto.

13.6 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision hereof.

13.7 Governing Law and Arbitration.

13.7.1 The terms of this Agreement shall be governed by, and interpreted and construed in accordance with the provisions of, the law of the Commonwealth of Pennsylvania, without giving effect to any choice of law provisions.

13.7.2 Any dispute or controversy arising out of or in relation to this Agreement hereof shall be determined and settled solely and exclusively by arbitration in the City of Philadelphia, Pennsylvania, in the English language and in accordance with the Commercial Rules of the American Arbitration Association then in effect, by a panel of 3 arbitrators, and judgment upon the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. Each of the parties hereto hereby consents to the personal jurisdiction of such forum for the purposes of this Agreement. STERN hereby irrevocably appoints the Secretary of State of Pennsylvania to accept service of process on its behalf. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the non-prevailing party or parties shall reimburse the prevailing party or parties for all costs and expenses, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein (including any appeal therefrom). The arbitration and the parties’ agreement therefor shall be deemed to be self-executing, and if either party fails to appear at a properly noticed arbitration proceeding, an award may be entered against such party despite such failure to appear.

13.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall constitute an original copy hereof.

13.9 Notices. All notices required or permitted to be given pursuant to this Agreement shall be in writing, and shall be delivered either personally, by overnight delivery service or by U.S. certified or registered mail, postage prepaid, return-receipt requested and addressed to the parties at their respective addresses as they appear below. Notices sent by overnight delivery service shall be deemed received on the business day following the date of deposit with the delivery service. Mailed notices shall be deemed received upon the earlier of the date of delivery shown on the return-receipt, or the third business day after the date of mailing. Notwithstanding the foregoing, actual receipt of notice by a party shall constitute notice given in accordance with this Agreement on the date received, unless deemed earlier received pursuant to this section.

To PHMD:

PhotoMedex, Inc.

147 Keystone Drive

Montgomeryville, PA 18936

Attention: President

with a copy to:

Jenkens & Gilchrist, LLP

12100 Wilshire Boulevard, 15th Floor

Los Angeles, CA 90025

Attention: Jeffrey P. Berg, Esquire

To STERN:

Stern Laser Srl

Via Johann Georg Plazer, 42a

Appiano BZ 39057

Italy

Attention: President

with a copy to:

Studio legale Brandstätter

Via Dr. Streiter 12

39100 Bolzano

Italy

Attention: Claudia Longi, Esquire

Any party may from time to time change its address for purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the parties to be charged therewith.

13.10 Public Announcements. PHMD and STERN shall use their best efforts to agree upon the form and content of a press release or public announcement of the execution of this Agreement as promptly as practicable after execution hereof to the extent such agreement is not reached prior to the date hereof. Notwithstanding the foregoing, STERN agrees not to make any such announcement without prior consent to the form and content thereof by PHMD and acknowledges that PHMD, as a public company, will be required to and may make such an announcement without the prior consent of STERN in the event the parties are unable to reach agreement on the form and content thereof within a reasonable period of time after the execution hereof.

13.11 Force Majeure. In the event that the performance by any party hereto of its obligations hereunder shall be interrupted or delayed by any occurrence not occasioned by the conduct of either party hereto, whether such occurrence be an act of God or the common enemy or the result of war, riot, civil commotion or sovereign conduct, then the party whose performance is so delayed or interrupted shall be excused from such performance for such period of time as is reasonably necessary after the occurrence to remedy the effects thereof, but in no event shall such excused time exceed 180 days.

13.12 Severability. In the event that any particular provision or provisions of this Agreement or the other agreements contained herein shall for any reason hereafter be determined to be unenforceable, or in violation of any Legal Requirement, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of such agreements, which shall continue in full force and effect and be binding upon the respective parties hereto.

13.13 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at Legal Requirement,

or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended. This Agreement may not be amended or modified, except by a written agreement signed by all parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties hereto, intending to be legally bound hereby, has caused this Agreement to be signed in its name by the undersigned thereunto duly authorized, all as of the date first above written.

“PHMD”:

PHOTOMEDEX, INC.,
a Delaware corporation

By:	/s/ Jeffrey F. O’Donnell
Name:	Jeffrey F. O’Donnell
Title:	President/CEO

“STERN”:

STERN LASER SRL,
an Italian corporation

By:	/s/ Massimo Gritti
Name:	Massimo Gritti
Title:	Managing Director

SIGNATURE PAGE TO MASTER ASSET PURCHASE AGREEMENT